UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )


Filed by the Registrant                      [ ]

Filed by a Party other than the Registrant   [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ] Soliciting Material Pursuant to [Section Mark] 240.14a-11(c) or [Section Mark] 240.14a-12


                           IRON MOUNTAIN INCORPORATED
                (Name of registrant as specified in its charter)

                            SULLIVAN & WORCESTER LLP
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X}  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     4)   Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     5)   Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

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     2)   Form, Schedule or Registration Statement No.:

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     3)   Filing Party:

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     4)   Date Filed:

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

                           IRON MOUNTAIN INCORPORATED
                               745 Atlantic Avenue
                           Boston, Massachusetts 02111

                  NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 29, 1997

To the Stockholders of
  IRON MOUNTAIN INCORPORATED:

   The 1997 Annual Meeting of Stockholders of Iron Mountain Incorporated, a Delaware corporation (the "Company"), will be held at the offices of Sullivan & Worcester LLP, 23rd Floor, One Post Office Square, Boston, Massachusetts, on Thursday, May 29, 1997 at 10:00 a.m., local time, for the following purposes:

   1. To elect two Class B Directors for a three-year term or until their successors are elected and qualified.

   2. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock, par value $.01 per share, from 13,000,000 to 20,000,000.

   3. To approve an amendment to the Company's 1995 Stock Incentive Plan to increase the number of shares of Common Stock authorized for issuance thereunder from 1,000,000 to 1,400,000.

   4. To approve an amendment to the Company's 1995 Stock Incentive Plan to provide for accelerated vesting and conversion of options and stock appreciation rights in the event of certain mergers or consolidations.

   5. To ratify the selection by the Board of Directors of Arthur Andersen LLP as the Company's independent public accountants for the year ending December 31, 1997.

   6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   Stockholders of record at the close of business on March 31, 1997 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

   All stockholders are cordially invited to attend the meeting.

By order of the Board of Directors

Jas. Murray Howe, Secretary

Boston, Massachusetts
April 30, 1997

   WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL THE PROXY CARD IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED WITHIN THE UNITED STATES.

                          IRON MOUNTAIN INCORPORATED
                             745 Atlantic Avenue
                         Boston, Massachusetts 02111

                               PROXY STATEMENT
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS

                          To be held on May 29, 1997

                             GENERAL INFORMATION

   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Iron Mountain Incorporated, a Delaware corporation ("Iron Mountain" or the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, May 29, 1997 (the "Annual Meeting") or at any adjournment or postponement thereof.

   The Company's Annual Report to Stockholders for the year ended December 31, 1996 is being mailed to stockholders with the mailing of this Proxy Statement on or about April 30, 1997.

   All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's Directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, banks, custodians and other fiduciaries will be requested to forward proxy soliciting material to the beneficial owners of stock held of record by such fiduciaries, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of such proxy materials.

Revocability of Proxies

   Any stockholder giving a proxy in the enclosed form has the power to revoke it at any time before it is exercised by delivering to the Secretary of the Company at its principal executive office located at 745 Atlantic Avenue, Boston, Massachusetts 02111, a written notice of revocation or another duly executed proxy bearing a later date. A stockholder may also revoke his or her proxy by attending the Annual Meeting and voting in person.

Record Date, Voting and Share Ownership

   The Company's Common Stock, par value $.01 per share (the "Common Stock"), is the only class of voting securities outstanding and entitled to vote at the Annual Meeting. On March 31, 1997 (the "Record Date"), the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, 9,686,732 shares of Common Stock were outstanding and entitled to vote. Each share is entitled to one vote.

   The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on the Record Date (4,843,367 shares) will constitute a quorum for the transaction of business at the Annual Meeting. A proxy in the enclosed form, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. Where a choice is not so specified, the shares represented by the proxy will be voted "for" the election of the nominees for Director listed herein and in favor of the other matters set forth in the Notice of Annual Meeting accompanying this Proxy Statement.

   Shares represented by a properly signed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Shares represented by "broker non-votes" will also be treated as present for purposes of determining a quorum, although such shares may not be voted on any matter for which the record holder of such shares lacks authority to act. Broker non-votes are proxies with respect to shares held in record name by brokers or nominees, as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such capacity, and (iii) the holder has indicated on the proxy card or otherwise notified the Company that it does not have authority to vote such shares on that matter. Abstentions are also considered present for purposes of determining a quorum.



   Abstentions and broker non-votes do not affect the election of the Directors, the proposed amendments to the Company's 1995 Stock Incentive Plan or the ratification of the accountants; however, with respect to Item 2, the proposed amendment to the Company's Amended and Restated Certificate of Incorporation, they will have the same effect as a vote against the proposed amendment.



                            PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information known to the Company with respect to beneficial ownership of Common Stock by (i) each stockholder known by the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) each Director, including each nominee for Director,
(iii) the Chief Executive Officer and the other four most highly compensated executive officers (the "Named Executive Officers") who received compensation in excess of $100,000 in 1996 and (iv) all executive officers and Directors of the Company as a group. Such information is presented as of April 1, 1997.

                                                                          Amount of Beneficial
                                                                              Ownership(1)
                                Name                                    Shares      Percent Owned
-------------------------------------------------------------------- ------------  ----------------
Directors and Executive Officers
C. Richard Reese(2)                                                    1,127,503        11.6%
David S. Wendell(3)                                                       99,822         1.0%
Eugene B. Doggett(4)                                                     169,745         1.8%
Robert P. Swift(5)                                                        20,895          *
Kenneth F. Radtke, Jr.(6)                                                  1,180          *
Constantin R. Boden(7)                                                    20,510          *
Arthur D. Little(8)                                                       50,260          *
Vincent J. Ryan(9)                                                     3,445,750        35.6%
All Directors and executive officers as a group (9 persons)(10)        4,243,909        43.8%
Five Percent Stockholders
Schooner Capital Corporation(11)                                       1,909,384        19.7%
William Blair & Company, L.L.C.(12)                                      811,499         8.4%
John Hancock Advisers, Inc.(13)                                          500,000         5.2%

* Less than 1%

 (1) Except as otherwise indicated, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Mr. Reese is a Director and Chairman of the Board and Chief Executive Officer of the Company. Includes 13,450 shares of Common Stock held by trusts for the benefit of Mr. Reese's children, as to which Mr. Reese disclaims beneficial ownership. Also includes 668,166 shares of Common Stock as to which Mr. Reese shares beneficial ownership with Schooner Capital Corporation ("Schooner") as a result of a 1988 deferred compensation arrangement, as amended, between Schooner and Mr. Reese relating to Mr. Reese's former services as President of Schooner. Pursuant to such arrangement, upon the earlier to occur of (i) Schooner's sale or exchange of substantially all of the shares of Common Stock held by Schooner or (ii) the cessation of Mr.

Reese's employment with Iron Mountain, Schooner is required to transfer such shares of Common Stock to Mr. Reese or remit to Mr. Reese cash in an amount equal to the then current fair market value of such shares of Common Stock. Schooner has agreed to vote the shares of Common Stock subject to such arrangement at the direction of Mr. Reese. Mr. Reese's address is c/o Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, Massachusetts 02111.

 (3) Mr. Wendell is a Director and President and Chief Operating Officer of the Company. Includes 95,967 shares that Mr. Wendell has the right to acquire pursuant to currently exercisable options. See "Executive Compensation." Mr. Wendell's address is c/o Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, Massachusetts 02111.

 (4) Mr. Doggett is a Director and Executive Vice President and Chief Financial Officer of the Company. Mr. Doggett has announced his intention to retire, effective May 29, 1997, as Chief Financial Officer of the Company. Includes 29,550 shares of Common Stock as to which Mr. Doggett shares beneficial ownership with Schooner as a result of a 1988 deferred compensation arrangement, as amended, between Schooner and Mr. Doggett relating to Mr. Doggett's former services as Chief Financial Officer of Schooner. Pursuant to such arrangement, upon the earlier to occur of (i) Schooner's sale of substantially all of the shares of Common Stock held by Schooner or (ii) the cessation of Mr. Doggett's employment with Iron Mountain, Schooner is required to transfer such shares of Common Stock to Mr. Doggett or remit to Mr. Doggett cash in an amount equal to the then current fair market value of such shares of Common Stock. Schooner has agreed to vote the shares of Common Stock subject to such arrangement at the direction of Mr. Doggett. Mr. Doggett's address is c/o Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, Massachusetts 02111.

 (5) Mr. Swift is an Executive Vice President of the Company. Consists of shares that Mr. Swift has the right to acquire pursuant to currently exercisable options. See "Executive Compensation." Mr. Swift's address is c/o Iron Mountain Incorporated, 1340 East 6th Street, Los Angeles, California 90021.

 (6) Mr. Radtke is an Executive Vice President of the Company. Consists of shares that Mr. Radtke has the right to acquire pursuant to currently exercisable options. See "Executive Compensation." Mr. Radtke's address is c/o Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, Massachusetts 02111.

 (7) Mr. Boden is a Director of the Company. Mr. Boden's address is c/o Boston Capital Ventures, 45 School Street, Boston, Massachusetts 02110.

 (8) Mr. Little is a Director of the Company. Includes 49,365 shares held by The Little Family Trust as to which Mr. Little disclaims beneficial ownership. Mr. Little's address is c/o The Little Investment Company, 33 Broad Street, Boston, Massachusetts 02109.

 (9) Mr. Ryan is a Director of the Company. Mr. Ryan holds 1,536,366 shares of Common Stock. The remaining shares of Common Stock listed as being beneficially owned by Mr. Ryan are held by Schooner, as to which Mr. Ryan has sole voting power and investment power as the Chairman of the Board and principal stockholder. Mr. Ryan's address is c/o Schooner Capital Corporation, 745 Atlantic Avenue, Boston, Massachusetts 02111. See footnote (11) regarding shares held by Schooner.

(10) Includes 124,002 shares that Directors and executive officers have the right to acquire pursuant to currently exercisable options.

(11) Mr. Ryan is the Chairman of the Board and the principal stockholder of Schooner and accordingly has sole voting and investment power with respect to the shares of Common Stock held by Schooner. Includes 668,166 shares of Common Stock as to which Schooner shares beneficial ownership with Mr. Reese as described in footnote (2). Also includes 29,550 shares of Common Stock as to which Schooner shares beneficial ownership with Mr. Doggett as described in footnote (4). Schooner has agreed to vote the shares of Common Stock subject to such arrangements at the direction of Mr. Reese or Mr. Doggett, as the case may be.

(12) The address of William Blair Company, L.L.C. is 222 West Adams Street, Chicago, Illinois 60606.

(13) The address of John Hancock Advisers, Inc. is 101 Huntington Avenue, Boston, Massachusetts 02199.

                                    ITEM 1
                            ELECTION OF DIRECTORS

   The Board of Directors currently consists of six Directors. There are three classes of Directors who serve for a three-year term and are elected on a staggered basis, one class of two Directors standing for election each year. The term of the Class B Directors, C. Richard Reese and Arthur D. Little, will expire at the Annual Meeting, the term of the Class C Directors, Eugene B. Doggett and Constantin R. Boden, will expire at the 1998 Annual Meeting of Stockholders, and the term of the Class A Directors, David S. Wendell and Vincent J. Ryan, will expire at the 1999 Annual Meeting of Stockholders. In accordance with the terms of the Agreement and Plan of Merger, dated as of February 19, 1997, as amended (the "Merger Agreement"), among the Company, IM-1 Acquisition Corp., a wholly owned subsidiary of the Company ("IM-1"), and Safesite Records Management Corporation ("Safesite"), upon the consummation of the merger of Safesite with IM-1 (the "Merger"), the number of Directors will be increased to seven and B. Thomas Golisano, the Chairman of the Board of Directors of Safesite, will be appointed to serve as a Class A Director of the Company. The Merger is subject to certain conditions, and there can be no assurance that it will be consummated. Directors of each class hold office until the third annual meeting of the stockholders of the Company following their election or until their successors are elected and qualified.

   At the Annual Meeting, the two Class B Directors are to be elected to serve until the Company's 2000 Annual Meeting of Stockholders, or until their successors are elected and qualified. The Board of Directors has selected as nominees the current Class B Directors of the Company, C. Richard Reese and Arthur D. Little. Both have agreed to serve if elected, and management has no reason to believe that either nominee will be unavailable to serve. There are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was nominated.


   Executive officers of the Company were last elected on June 14, 1996, with the exceptions of Kenneth F. Radtke, Jr. and Robert G. Miller, who were elected Executive Vice Presidents in late June 1996 and December 1996, respectively. At a meeting to be held immediately following the Annual Meeting, the Board of Directors will reelect the current executive officers of the Company, other than Mr. Doggett, who has announced his intention to retire as Chief Financial Officer of the Company effective May 29, 1997. The Board of Directors has proposed to elect John F. Kenny, Jr., currently the Company's Vice President of Corporate Development, to succeed Mr. Doggett as Chief Financial Officer. Each executive officer serves a term of one year or until his or her successor is elected and qualified. Except for T. Anthony Ryan, the Company's Vice President, Real Estate, and Vincent J. Ryan, a Class A Director, who are brothers, there are no family relationships between or among any officers or Directors of the Company.


Required Vote

   The affirmative vote of holders of a plurality of the shares cast at the Annual Meeting is required to elect the Class B Directors.

   The Board of Directors recommends that the stockholders vote FOR the election of each of the nominees listed below to serve as Class B Directors of the Company until the 2000 Annual Meeting of Stockholders, or until their successors are elected and qualified.

   Set forth below are the name and age of each Class B Director, his principal occupation and business experience during the past five years and the names of certain other companies of which he served as a Director as of April 1, 1997.

                                            Principal Occupations and Business Experience
        Nominee                                        During the Past 5 Years
        -------                             ---------------------------------------------
C. Richard Reese       Mr. Reese is a Class B Director and the Chairman of the Board of Directors of the
   Age 51              Company, a position he has held since November 1995, and Chief Executive Officer, a position he has held since December 1981. Prior to November 1995, Mr. Reese was the
                       President of the Company, a position he had held since 1981. Mr. Reese is also a
                       Director of Schooner. Prior to joining the Company, he lectured at Harvard Business
                       School in "Entrepreneurship" and provided consulting services to small and medium-
                       sized emerging enterprises. Mr. Reese has also served as president and a Director of
                       PRISM International, a trade group with approximately 525 members (formerly known as the Association of Commercial Records Centers). He holds a Master of Business
                       Administration degree from Harvard Business School.

Arthur D. Little       Mr. Little, a Class B Director of the Company, has been a Director since November 1995.
   Age 53              Mr. Little is a principal of The Little Investment Company, which he founded in 1992.
                       Prior to that, he was Managing Director of and also a partner in Narragansett Capital,
                       Inc., a private investment firm. He holds a Bachelor of Arts degree in history from
                       Stanford University.


   Set forth below are the name and age of each other Director and executive officer (including Mr. Golisano, who will become a Class A Director of the Company if the Merger is consummated, and Mr. Kenny, who will become Chief Financial Officer of the Company on May 29, 1997, following Mr. Doggett's retirement from that position), his principal occupation and business experience during the past five years and the names of certain other companies of which he served as a Director as of April 1, 1997.

                                            Principal Occupations and Business Experience
         Name                                          During the Past 5 Years
         ----                               ---------------------------------------------
David S. Wendell       Mr. Wendell is a Class A Director and the President and Chief Operating Office of the
   Age 43              Company, a position he has held since November 1995. After practicing law with Brown &
                       Wood, Mr. Wendell joined the Company in 1984, where he has served in a variety of positions. Prior to November 1995, he was the Executive Vice President, Atlantic Area,
                       and prior to 1991, he was Vice President, New England Region. He holds a Master of
                       Business Administration degree from Harvard Business School and a Juris Doctor degree from the University of Virginia.

Vincent J. Ryan        Mr. Ryan is a Class A Director of the Company and the Chairman of the Executive
   Age 61              Committee. Mr. Ryan is the founder of Schooner and has served as Chairman and Chief
                       Executive Officer of Schooner since 1971. Prior to November 1995, Mr. Ryan served as
                       Chairman of the Board of Directors of the Company. He holds a Bachelor of Arts degree in English from Boston University.

                                     5

                                            Principal Occupations and Business Experience
         Name                                          During the Past 5 Years
         ----                               ---------------------------------------------

Eugene B. Doggett      Mr. Doggett is a Class C Director and is also the Executive Vice President and Chief
   Age 60              Financial Officer of the Company, positions he has held since 1987. Mr. Doggett has announced his intention to retire effective May 29, 1997 as Chief Financial Officer of the Company but will continue to serve as Director and as Executive Vice President, focusing on strategic issues and special projects. Mr. Doggett is also a Director of
                       Schooner. Prior to joining the Company, he had extensive experience in commercial and investment banking, as well as financial and general management experience at senior levels. He holds a Master of Business Administration degree from Harvard Business
                       School.

Constantin R. Boden    Mr. Boden, a Class C Director of the Company, has been a Director since December 1990.
   Age 60              Mr. Boden is on the advisory board of Boston Capital Ventures, a risk capital concern.
                       For 33 years, until January 1995, Mr. Boden was employed by Bank of Boston, most recently as Executive Vice President, International Banking. He holds a Master of
                       Business Administration degree from Harvard Business School.

Robert G. Miller       Mr. Miller is an Executive Vice President of the Company, a position that he has held
   Age 40              since December 1996. Mr. Miller joined the Company in 1988 and held the positions of district manager from 1988 through 1991 and regional vice president from 1991 through
                       1996. Prior to 1988, Mr. Miller was employed as a district manager at Bell & Howell
                       Records Management Company.

Kenneth F. Radtke, Jr. Mr. Radtke is an Executive Vice President of the Company, a position that he has held
   Age 51              since June 1996. Prior to June 1996, Mr. Radtke was the Company's Northeast Regional
                       Vice President and prior to 1995 he was Sales Manager, New York Region. Mr. Radtke has
                       worked in the records and information industry since 1988 as President and Chief
                       Executive Officer, Dataport Company, Inc. and Senior Vice President, Arcus, Inc. He
                       holds a graduate degree from the University of Wisconsin, Graduate School of Banking.

Robert P. Swift        Mr. Swift is an Executive Vice President of the Company, a position he has held since
   Age 55              November 1995. Prior to November 1995, Mr. Swift was the Executive Vice President,
                       Western Area, of the Company, and prior to 1988, Mr. Swift was employed in various positions at Bell & Howell Records Management Company.

John F. Kenny, Jr.     Mr. Kenny will become the Chief Financial Officer of the Company upon the retirement of
   Age 39              Mr. Doggett from that position on May 29, 1997. Mr. Kenny is currently Vice President of Corporate Development, with primary responsibility for implementing the Company's acquisition strategy. Mr. Kenny joined the Company in 1991, and had operating responsibility as Regional Vice President for New England and later for Northeast operations before assuming his role as Vice President of Corporate Development in 1995.
                       Prior to 1991, he was a Vice President of CS First Boston Merchant Bank, New York, with responsibility for risk management investments. He holds a Master of Business
                       Administration degree from Harvard Business School.

                                     6

                                            Principal Occupations and Business Experience
         Name                                          During the Past 5 Years
         ----                               ---------------------------------------------

B. Thomas Golisano     Mr. Golisano will be appointed to serve as a Class A Director of the Company following
   Age 55              the consummation of the Merger. Mr. Golisano is a Director and Chairman of the Board of
                       Safesite. He founded Paychex, Inc., a publicly held national payroll service company, in 1971 and has served for more than five years as its Chairman, President and Chief
                       Executive Officer. Mr. Golisano serves on the Board of Trustees of Rochester Institute of Technology and on the boards of several privately held companies. He has also served on the boards of numerous non-profit organizations and is founder of the B. Thomas
                       Golisano Foundation.


Board and Committee Meetings

   During the fiscal year ended December 31, 1996, the Board of Directors held four regular quarterly meetings and two special meetings held by telephone. Each incumbent Director who was then in office (other than Mr. Boden, who was unable to attend one regular meeting when it was rescheduled and was also unavailable for the telephone meetings) attended at least 75% of the aggregate number of meetings of the Board of Directors and all committees thereof on which such Director served. The Board of Directors has a standing Audit Committee, Compensation Committee and Executive Committee, and a Stock Incentive Plan Subcommittee of the Compensation Committee (the "Option Plan Subcommittee"). The Compensation Committee, Option Plan Subcommittee and Executive Committee were formally established by the Board of Directors in November 1995, although the Executive Committee only came into existence in January 1996, upon completion of the initial public offering of the Company's Common Stock. The Company does not have a nominating committee. During the fiscal year ended December 31, 1996, the Audit Committee held two meetings, the Option Plan Subcommittee held two meetings, the Compensation Committee held two meetings and the Executive Committee held no formal meetings.

   The Audit Committee consists of Messrs. Boden (Chairman) and Little. The Audit Committee consults with the Company's independent public accountants regarding the plan for the Company's annual audit, reviews with the public accountants their audit report and related management letter, reviews the performance of the independent public accountants and their fees, reviews the Company's internal accounting control policies and procedures, and considers and recommends the selection of the Company's independent public accountants.

   The Compensation Committee consists of Messrs. Little (Chairman), Boden and Ryan. The Compensation Committee provides recommendations to the Board regarding compensation policies and programs of the Company and is also responsible for establishing and modifying the compensation for all executive officers of the Company.

   The Option Plan Subcommittee consists of Messrs. Little (Chairman) and Boden, both of whom are "outside" or "non-employee" directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and Rule 16b-3 under Section 16 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), respectively. The Option Plan Subcommittee administers the Iron Mountain Incorporated 1995 Stock Incentive Plan (the "Stock Incentive Plan"), including the grant of stock options thereunder to all employees, including executive officers and recommends the adoption of and any amendments to all stock incentive plans.

   The Executive Committee consists of Messrs. Ryan (Chairman), Reese and Doggett. Between meetings of the Board of Directors, the Executive Committee exercises all the powers of the Board of Directors in the management and direction of the business and affairs of the Company to the extent not otherwise prohibited by law, the Board of Directors or the Company's Bylaws or Amended and Restated Certificate of Incorporation.

Director Compensation

   Directors who are employees of Iron Mountain do not receive additional compensation for serving as Directors. Each Director who is not an employee of Iron Mountain (each an "Eligible Director") receives an annual retainer fee of $10,000 as compensation for his or her services as a member of the Board of Directors and is also paid $2,500 per quarter (to a maximum of $10,000 per year) for attendance at meetings (the "Director's Compensation"). All Directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other expenses incurred in their capacities as Directors. Pursuant to the Iron Mountain Incorporated 1995 Stock Plan for Non-Employee Directors (the "Directors Plan"), Eligible Directors may elect to receive all or a portion of their Director's Compensation in the form of Common Stock. An Eligible Director electing to receive Common Stock under the Directors Plan will, as an incentive, receive in lieu of cash an amount of Common Stock equivalent to 110% of the Director Compensation otherwise due to be paid in cash. The Company has reserved 15,000 shares of Common Stock for issuance under the Directors Plan. The Board has voted to terminate the Directors Plan, effective June 30, 1997. Thereafter, Directors may be granted options, either in lieu of or in addition to the Director's Compensation, under the Stock Incentive Plan.


   The Company paid a total of $61,250 in Directors fees in respect of service for 1996. Pursuant to their elections, 764 and 895 shares of Common Stock were received by Messrs. Boden and Little, respectively, under the Directors Plan in payment of such fees. Mr. Ryan received compensation of $20,000 in cash.



                            EXECUTIVE COMPENSATION

   The following table provides certain information concerning compensation earned by the Chief Executive Officer and the Named Executive Officers for the years ended December 31, 1994, 1995 and 1996.

                          Summary Compensation Table

                                                    Annual Compensation      Long-Term Compensation
                                                   ---------------------- ----------------------------
                                                                           Number of
                                                                             Shares       All Other
                 Name and                                                  Underlying   Compensation
            Principal Position              Year    Salary       Bonus      Options          (1)
 ----------------------------------------- ------ ----------- -----------------------  ---------------
C. Richard Reese                            1996   $268,958    $165,000           0        $2,250
 Chairman of the Board and                  1995   $261,765    $200,000           0        $1,790
 Chief Executive Officer                    1994   $255,400    $125,000           0        $1,623
David S.Wendell                             1996   $203,550    $125,000      40,000        $2,250
 President and Chief Operating Officer      1995   $136,627    $ 62,731      35,469        $1,573
                                            1994   $129,800    $ 50,000           0        $1,352
Eugene B. Doggett                           1996   $194,639    $100,000           0        $2,250
 Executive Vice President and Chief         1995   $192,274    $165,000           0        $1,790
 Financial Officer                          1994   $187,500    $ 93,750           0        $1,623
Robert P. Swift                             1996   $133,600    $ 50,800      15,000        $1,905
 Executive Vice President                   1995   $131,119    $ 24,397       8,096        $1,243
                                            1994   $126,600    $ 16,740           0        $  865
Kenneth F. Radtke, Jr.                      1996   $119,800    $ 33,759      20,000        $1,350
 Executive Vice President


(1) Reflects the Company's matching contribution to the Iron Mountain Profit Sharing Retirement Plan for each individual. Amounts shown for 1996 are estimated maximum contributions; the actual contributions have not yet been calculated.

   The following table sets forth certain information concerning the grant of options to purchase Common Stock to Messrs. Wendell, Swift and Radtke. Neither of the other Named Executive Officers was granted stock options in the year ended December 31, 1996.




                                      Option Grants in 1996
                                                                                         Potential Realizable
                                                  Percent                                  Value at Assumed
                                                  of Total                               Annual Rates of Stock
                                Number of          Options                                  Appreciation for
                                Securities       Granted to      Exercise                    Option Term(1)
          Name and              Underlying      Employees in      Price     Expiration  ----------------------
     Principal Position      Options Granted  Fiscal Year 1996    ($/Sh)       Date         5%         10%
 -------------------------------------------  -----------------  --------- ----------------------- -----------
David S. Wendell                  40,000            10.3%        $15.375     4/8/2006    $386,600    $980,200
 President and Chief
  Operating Officer
Robert P. Swift                   15,000             3.9%        $15.375     4/8/2006    $144,975    $367,575
 Executive Vice President
Kenneth F. Radtke, Jr.            20,000             5.1%        $15.375     4/8/2006    $193,300    $490,100
 Executive Vice President


(1) Potential Realizable Value is based on the assumed growth rates for an assumed ten-year option term. 5% annual growth results in a Common Stock price per share of $25.04, and 10% results in a Common Stock price per share of $39.88, respectively, for such term. The actual value, if any, an executive may realize will depend on the excess of the market price of the Common Stock over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the amounts reflected in this table.

   The following table sets forth certain information with respect to the unexercised options to purchase Common Stock to Messrs. Wendell, Swift and Radtke. None of these individuals exercised any stock options during the year ended December 31, 1996. Neither of the other Named Executive Officers has any unexercised options.



                                         Fiscal Year End Option Values

                                                Number of Unexercised           Value of Unexercised
                                                     Options at                In-the-Money-Options at
                                                  December 31, 1996             December 31, 1996(1)
                                          -------------------------------   -------------------------------
Name                                        Exercisable    Unexercisable    Exercisable    Unexercisable
 ------------------------------------------------------- ----------------  --------------  ----------------
David S. Wendell                              79,960           84,383        $1,900,329      $1,307,850
 President and Chief Operating Officer
Robert P. Swift                               15,420           26,952        $  366,472      $  429,123
 Executive Vice President
Kenneth F. Radtke, Jr.                           795           25,110        $   14,048      $  380,966
 Executive Vice President


(1) Based on a year-end value of $30.25 per share, less the exercise price.

Compensation Committee Report on Executive Compensation

   The Compensation Committee consists entirely of Directors who are not employees of the Company. It is the Compensation Committee's responsibility to review, recommend and approve the Company's compensation policies and programs, including all compensation for the Chief Executive Officer and the other executive officers of the Company.

   The Option Plan Subcommittee consists entirely of directors who are both "non-employee" directors within the meaning of Rule 16b-3 under Section 16 of the Exchange Act and "outside" directors within the meaning of Section 162(m) of the Code and the regulations thereunder, so that grants of options under the Stock Incentive Plan to executive officers are exempt under Rule 16b-3 and eligible for the "performance based" exception of Section 162(m) of the Code. The Option Plan Subcommittee administers the Stock Incentive Plan and in exercise of that function determines what grants of stock options, restricted stock and stock appreciation rights thereunder are to be made to the Chief Executive Officer and the other executive officers.

   The Compensation Committee and Option Plan Subcommittee were established in November 1995 in anticipation of the initial public offering of the Company's Common Stock. Prior to the closing of the initial public offering, the Board of Directors instituted the Stock Incentive Plan as a restatement of its then-existing stock option plan. The purpose of the Stock Incentive Plan is to encourage key employees, Directors, and consultants of the Company who render services of special importance to, and who have contributed or are expected to contribute materially to the success of, the Company to continue their association with the Company by providing favorable opportunities for them to participate in the ownership of the Company and in its future growth. Stock options granted by the Option Plan Subcommittee in November 1995 to Messrs. Wendell, Miller, Radtke and Swift as part of their compensation packages for fiscal year 1996 were conditioned upon the closing of the initial public offering in February 1996. The Option Plan Subcommittee made additional option grants to Messrs. Wendell, Miller, Radtke and Swift in April 1996.

   The Compensation Committee determined the salary levels of the Company's executive officers, including the Chief Executive Officer, for fiscal year 1997, as well as the amounts of bonuses paid in March 1997 for performance in fiscal year 1996. The compensation policies implemented by the Compensation Committee, which combine base salary and incentive compensation in the form of cash bonuses and long-term stock options, are designed to achieve the operating and acquisition strategies and goals of the Company. In particular, in determining bonuses paid in 1997 in respect of 1996 and salary levels for fiscal year 1996, the Compensation Committee took into account the past or expected future contributions of each executive officer to the Company's strategic goals, especially the efforts of each such officer in connection with (1) implementing the initial public offering of the Company's Common Stock to provide liquidity for the Company's stockholders and funding to support an accelerated growth strategy, (2) pursuing and effecting the offering and sale of the Company's 10-1/8% Senior Subordinated Notes due 2006 (the "Notes") to augment available funding for the Company's growth strategy, and (3) increasing the Company's growth rate by successfully identifying, acquiring and integrating other records management businesses, while at the same time maintaining the Company's internal growth.

   Section 162(m) of the Code generally disallows an income tax deduction to public companies for compensation in excess of $1,000,000 paid in any year to the chief executive officer or any of the four most highly compensated other executive officers, to the extent that this compensation is not "performance based" within the meaning of Section 162(m). Although the Compensation Committee has not adopted any specific rules with respect to this issue, its general policy, subject to all then prevailing relevant circumstances, is to attempt to structure the compensation arrangements of the Company to maximize deductions for federal income tax purposes.

                                      COMPENSATION COMMITTEE

                                      Arthur D. Little, Chairman
                                      Constantin R. Boden
                                      Vincent J. Ryan

Compensation Committee Interlocks and Insider Participation

   The present Compensation Committee consists of Mr. Little, who is the Chairman, and Messrs. Boden and Ryan. Messrs. Reese and Doggett are executive officers of Iron Mountain and Directors of Schooner. Mr. Ryan is Chairman of the Board and principal stockholder of Schooner.

Certain Transactions

Real Estate Transactions

   Iron Mountain Records Management, Inc. ("IMRM"), a subsidiary of the Company, is the tenant under a lease dated January 1, 1991 for a 31,500 square-foot building in Houston, Texas. The owner of the building is IM Houston (CR) Limited Partnership, a Texas limited partnership, of which Mountain Realty, Inc., a Massachusetts corporation whose sole stockholder is Mr. Ryan, is the sole general partner, and the limited partners of which are Messrs. Ryan, Reese and Doggett. The term of the lease expires December 31, 2000, with two five-year extension options exercisable by IMRM. IMRM paid annual rent of approximately $94,000 for the year ended December 31, 1996, and currently pays annual rent of approximately $99,000, subject to adjustment in 1999 (and in the option periods if the term is extended) based upon percentage changes in the consumer price index, with a floor of 3% and a ceiling of 5%, compounded annually. As tenant, IMRM is responsible for taxes, insurance and maintenance. The space is used by IMRM as a records management facility. The lease is, in the opinion of management, on commercially reasonable terms, no less favorable to IMRM than could have been obtained from an unaffiliated party at the time of the transaction.

   Schooner leases space from the Company at the Company's corporate headquarters. Such lease is a tenancy- at-will and may be terminated by either the Company or Schooner at any time. As consideration for such lease, Schooner pays rent to the Company based on its pro rata share of all expenses related to the use and occupancy of the premises. The rent paid by Schooner to Iron Mountain under such lease was approximately $68,000 in the year ended December 31, 1996.

Certain Indebtedness

   Prior to October 1996, the Company was indebted to Schooner in the principal amount of approximately $383,000 under a junior subordinated note bearing interest at a rate of 8% per annum. This indebtedness was incurred by Iron Mountain in 1990 in connection with an acquisition, and Schooner subsequently acquired the note from the holder as an investment. The indebtedness was repaid in full out of a portion of the net proceeds of the sale of the Notes, which were sold on October 1, 1996.

Other Transactions

   The Company paid compensation of $155,720 for the year ended December 31, 1996 to Mr. T. Anthony Ryan. Mr. Ryan is Vice President, Real Estate, of the Company and is the brother of Mr. Vincent J. Ryan, a Director of the Company. The Company believes that the terms of Mr. Ryan's employment are no less favorable to it than would be negotiable with an unrelated third party.

Performance Graph

   The following graph compares the percentage change in the Company's Common Stock to the cumulative total returns of the Nasdaq Market Index and the Standard & Poor's Small Cap 600 Index (the "Small Cap Index") for the portion of 1996 that the Common Stock was traded on the Nasdaq National Market, assuming an investment of $100 on February 1, 1996. There are no records management companies directly comparable in size to the Company whose equity securities are publicly traded and information from which an industry peer group could be constructed is consequently unavailable. The Company has therefore elected to use the Small Cap Index for comparison purposes. The cumulative return assumes reinvestment of all dividends during each month. The performance of the Company's Common Stock reflected below is not necessarily indicative of future performance.


                    Comparison of Cumulative Total Return of
                         Iron Mountain Incorporated,
                             Nasdaq Market Index
                  and Standard & Poor's Small Cap 600 Index



[Tabular Representation of line chart]



                                 Feb 96               Dec 96
                                 ------               ------
Iron Mountain Inc.                100                 189.06

NASDAQ Market Index               100                 122.4

S&P Small Cap 600 Index           100                 121.06



                          TOTAL SHAREHOLDER RETURNS








                  Assumes $100 invested on February 1, 1996
                         Assumes dividends reinvested
                     Fiscal year ended December 31, 1996

                                    ITEM 2
           AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION
              TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

Proposed Amendment

   The Delaware General Corporation Law provides that the total number of shares of each class of stock that a corporation is authorized to issue shall be set forth in its Certificate of Incorporation. The Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") presently authorizes the Company to issue 13,000,000 shares of Common Stock.

   As of April 1, 1997, 9,686,732 of the authorized shares were issued and outstanding. If the Merger with Safesite is consummated, the Company could issue a maximum of approximately 1,919,615 shares of Common Stock to holders of Safesite Common Stock. In addition, options to acquire 782,448 shares of Common Stock have been granted and are outstanding under the Stock Incentive Plan, and 454,590 shares of Common Stock have been reserved for issuance upon conversion of outstanding shares of the Company's Nonvoting Common Stock. Taking into account the foregoing uses, and assuming the issuance of the maximum number of shares under the Merger Agreement and the grant of certain additional options as discussed under Item 3 below, only approximately 140,000 shares of Common Stock would remain available for other corporate purposes.

   The Board of Directors has unanimously approved, and unanimously recommends that the stockholders of the Company approve, a proposal to amend the first sentence of Article FOURTH of the Restated Certificate to increase the number of shares of Common Stock that the Company is authorized to issue from 13,000,000 to 20,000,000 shares. The full text of the first sentence of Article FOURTH of the Certificate of Incorporation as proposed to be amended by this proposal is as follows: "FOURTH: The total number shares of all classes of capital stock that Corporation shall have authority to issue is Twenty Three Million (23,000,000) shares, of which:

"(i) Twenty Million (20,000,000) shall be Common Stock, par value $.01 per share (the 'Common Stock'),

"(ii)  One Million (1,000,000) shall be Nonvoting Common Stock, par value
       $.01 per share (the 'Nonvoting Common Stock' and together with the Common Stock, the 'Common Shares'), and

"(iii) Two Million (2,000,000) shall be Preferred Stock, par value $.01 per share (the 'Preferred Stock')."

Reasons for the Proposed Amendment

   The Board of Directors believes that the current level of authorized shares of Common Stock restricts the Company's ability to continue to issue or reserve Common Stock for general corporate purposes. With the limited number of shares currently available for issuance, it may be impractical for the Company to evaluate or seek to consummate certain business acquisitions or other transactions that, if they could be accomplished, might enhance stockholder value. Additional authorized shares could also be used to raise cash through sales of Common Stock to public and private investors.

   The purpose of the proposed amendment is to provide sufficient authorized shares of Common Stock to give the Board the flexibility to issue Common Stock in the future in connection with acquisitions and other transactions that management believes would provide the potential for growth and for other general corporate purposes. If the proposed amendment is adopted, there will be 6,993,653 shares of Common Stock authorized, unissued and unreserved, based on the number of shares outstanding as of April 1, 1997. No further action or authorization by the Company's stockholders would be necessary prior to the issuance of additional shares of Common Stock, except as may be required for a particular transaction by applicable law or regulatory agencies or by the rules of the Nasdaq National Market or any stock exchange on which the Company's securities may then be listed. If additional shares are available, transactions dependent upon the issuance of additional shares would be less likely to be impeded or undermined by delays and uncertainties occasioned by the need to obtain prior stockholder authorization. The ability to issue shares, as deemed in the Company's best interests by the Board, will also permit the Company to avoid expenses incurred in holding special stockholders' meetings in the future.

   At the present time, the Board has no specific plans to issue additional shares of Common Stock other than pursuant to the Merger Agreement and in connection with routine grants under the Stock Incentive Plan or any similar replacement plan. Stockholders of the Company have no preemptive rights with respect to any shares of the Company's Common Stock.

Certain Effects of the Proposed Amendment

   The issuance of additional shares of Common Stock by the Company could have an antitakeover effect by making it more difficult to obtain stockholder approval of various actions, such as a merger or removal of management. The amendment to the Restated Certificate, if approved, could strengthen the position of management and might make the removal of management more difficult, even if removal would be generally beneficial to the Company's stockholders. The authorization to issue the additional shares of Common Stock would provide management with a capacity to counter the efforts of unfriendly tender offerors by issuing securities to others who are friendly or desirable to management. However, the submission of the proposed amendment to the Restated Certificate is not a part of any present plan by the Company's management to adopt a series of amendments to the Company's Certificate of Incorporation or Bylaws so as to render the takeover of the Company more difficult.

   The proposed amendment to the Restated Certificate is not the result of management's knowledge of any specific effort to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise.

Required Vote

   The affirmative vote of the holders of not less than sixty-six and two-thirds per cent (66-2/3%) of the voting power of all outstanding shares of Common Stock is required to approve the amendment to the Company's Restated Certificate.

   The Board of Directors recommends that the stockholders vote FOR the proposal to amend the Company's Restated Certificate to increase the number of authorized shares of Common Stock from 13,000,000 to 20,000,000.

                                    ITEM 3
         AMENDMENT OF THE COMPANY'S STOCK INCENTIVE PLAN TO INCREASE
            THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER

   Prior to the initial public offering of the Company's common stock, the Board of Directors and stockholders of the Company adopted the Stock Incentive Plan and reserved 1,000,000 shares of Common Stock for issuance thereunder. By resolutions adopted as of March 3, 1997 and April 14, 1997, the Board of Directors adopted certain amendments to the Stock Incentive Plan (hereafter, as so amended, the "Stock Incentive Plan") and also approved, and voted to recommend that the stockholders approve, an amendment to the Stock Incentive Plan to increase the number of shares of Common Stock authorized for issuance under the Stock Incentive Plan from 1,000,000 to 1,400,000.

   The Board of Directors believes that equity interests are a significant factor in the Company's ability to attract, retain and motivate key employees, Directors and advisors that are critical to the Company's long-tem success and that an increase in the number of shares available for issuance under the Stock Incentive Plan is necessary in order to provide key employees, Directors and consultants of the Company with incentives to serve the Company.

   As of April 1, 1997, options for an aggregate of 782,448 shares of Common Stock had been granted and were outstanding under the Stock Incentive Plan at exercise prices ranging from $6.484 to $30.375 per share and 162,455 shares were available for grants of options and other rights under the Stock Incentive Plan. In addition, options for an aggregate of 16,102 shares of Common Stock have been conditionally granted to certain Safesite employees (the "Safesite Options"), which will become effective if the Merger is consummated and those employees become employees of the Company. The exercise price of the Safesite Options has not yet been determined. If the amendment is approved, 562,455 shares of Common Stock will be available for grants of options (including the Safesite Options) and other rights under the Stock Incentive Plan. On April 1, 1997, the closing price per share of the Common Stock, as reported in a summary of composite transactions in The Wall Street Journal for stocks listed on the Nasdaq National Market, was $25-1/8.

Stock Option Information

   The following summary of the material features of the Stock Incentive Plan is qualified in its entirety by reference to the full text of the Stock Incentive Plan, as amended through April 14, 1997.

   Purpose, Participants, Effective Date and Duration. Effective November 30, 1995, the Company instituted the Stock Incentive Plan, which was amended by resolutions adopted as of March 3, 1997 and April 14, 1997, as a restatement of its then-existing stock option plan. The purpose of the Stock Incentive Plan is to encourage key employees, Directors and consultants of the Company and its "Subsidiaries" (a corporation the voting power of which is at least 50% owned by the Company, directly or indirectly) who render services of special importance to, and who have contributed or may be expected to contribute materially to the success of, the Company or a Subsidiary to continue their association with the Company and its Subsidiaries by providing favorable opportunities for them to participate in the ownership of the Company and in its future growth through the granting of restricted shares ("Restricted Stock"), options to acquire Common Stock ("Options"), stock appreciation rights ("SARs") and other rights to compensation in amounts determined by the value of the Common Stock. Restricted Stock, SARs and other rights are referred to collectively as "Other Rights." The Stock Incentive Plan will terminate on November 26, 2005, unless earlier terminated by the Board of Directors. Termination of the Stock Incentive Plan will not affect awards made prior to termination, but awards will not be made after the Stock Incentive Plan terminates.

   Shares Subject to the Stock Incentive Plan. The total number of shares of Common Stock that may be subject to Options and Other Rights under the Stock Incentive Plan (the "Reserved Shares") may not exceed 1,000,000. However, if approved by the stockholders, the number of Reserved Shares will be increased to 1,400,000. These shares may be authorized but unissued shares or treasury shares. In the event of any change in the number or kind of Common Stock outstanding pursuant to a reorganization, recapitalization, exchange of shares, stock dividend or split or combination of shares, appropriate adjustments to the Reserved Shares and the number of shares subject to outstanding grants or awards, in the exercise price per share of outstanding Options and in the kind of shares that may be distributed under the Stock Incentive Plan will be made. The total amount of Reserved Shares that may be granted to any single employee under the Stock Incentive Plan may not exceed in the aggregate 250,000. Shares will be deemed issued under the Stock Incentive Plan only to the extent actually issued pursuant to an award or settled in cash or shares. To the extent that an award under the Stock Incentive Plan lapses or is forfeited, any shares subject to such award will again become available for grant under the terms of the Stock Incentive Plan.

   Administration. The Stock Incentive Plan may be administered by the Board of Directors or, at the Board's discretion, by a committee or subcommittee of the Board (the "Option Plan Committee"). Currently, the Option

Plan Subcommittee, which is a subcommittee of the Compensation Committee of the Board, administers the Stock Incentive Plan. Each member of the Option Plan Committee must (i) so long as Section 16 of the Exchange Act is applicable to the Company, be a "non-employee director" or the equivalent within the meaning of Rule 16b-3 under the Exchange Act, and (ii) so long as
Section 162(m) of the Code is applicable to the Company, be an "outside director" within the meaning of Section 162(m) of the Code and the regulations thereunder. The Option Plan Committee selects those persons to receive awards under the Stock Incentive Plan ("Participants") and determines the terms and conditions of all awards.

   Subject to the terms of the Stock Incentive Plan, the Option Plan Committee has authority to (i) select the persons to whom Options and Other Rights shall be granted, (ii) determine the number or value and the terms and conditions of Options or Other Rights granted to each such person, including the price per share to be paid upon exercise of any Option and the period within which each such Option or Other Right may be exercised, and (iii) interpret the Stock Incentive Plan and prescribe rules and regulations for the administration thereof.

   Stock Options. The Option Plan Committee may grant awards to Participants in the form of Options. With regard to each Option, the Option Plan Committee determines the number of shares of Common Stock subject to the Option, the exercise price of the Option, the manner and time of exercise of the Option and whether the Option is intended to qualify as an incentive stock option (an "ISO") within the meaning of Section 422 of the Code. Options that are not intended to qualify as ISOs are referred to as non-qualified stock options ("NSOs"). In the case of an ISO, the exercise price may not be less than the "fair market value" of the Reserved Shares on the date the Option is granted; provided, however, that in the case of an employee who owns (or is considered to own under Section 424(d) of the Code) stock possessing more than ten per cent of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the price at which Common Stock may be purchased pursuant to an ISO may not be less than 110% of the fair market value of the Common Stock on the date the ISO is granted.

   The duration of the ISOs and NSOs granted under the Stock Incentive Plan may be specified pursuant to the particular stock option agreement, but in no event can any ISO be exercisable after the expiration of ten years after the date of grant. In the case of any employee who owns (or is considered under Section 424(d) of the Code as owning) stock possessing more than ten per cent of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, no ISO shall be exercisable after the expiration of five years from its date of grant. The Option Plan Committee, in its discretion, may provide that any Option is exercisable during its entire duration or during any lesser period of time.


   The option exercise price may be paid in cash, in shares of Common Stock owned by the optionee, by delivery of a recourse promissory note secured by the Common Stock acquired upon exercise of the Option or by means of a "cashless exercise" procedure in which a broker transmits to the Company the exercise price in cash, either as a margin loan or against the optionee's notice of exercise and confirmation by the Company that it will issue and deliver to the broker stock certificates for that number of Reserved Shares having an aggregate fair market value equal to the exercise price or agrees to pay the option price to the Company in cash upon its receipt of stock certificates. In its discretion, the Option Plan Committee may grant a new option to purchase the number of shares of Common Stock delivered to the Company in full or partial payment of the option price, on the exercise of any Option, or in full or partial payment of the tax withholding obligations resulting from the exercise of any Option.


   Stock Appreciation Rights. The Option Plan Committee may grant SARs to Participants as to such number of Reserved Shares and on such terms and conditions as it may determine. SARs may be granted separately or in connection with ISOs or NSOs. Upon exercise of an SAR, the holder is entitled to receive payment equal to the excess of the fair market value, on the date of exercise, of the number of Reserved Shares for which the SAR is exercised, over the exercise price for such Reserved Shares under a related Option, or if there is no related Option, over an amount per share stated in the written agreement setting forth the terms and conditions of the SAR. Payment may be made in cash or other property, including Common Stock, in accordance with the provisions of an SAR agreement. Upon the exercise of an SAR related to an Option, the Option terminates as to the number of Reserved Shares for which the SAR is exercised.

   Restricted Stock. The Option Plan Committee may grant to Participants a number of shares of Restricted Stock determined in its discretion, subject to terms and conditions so determined by it, including conditions that may require the holder to forfeit the Common Stock in the event that the holder ceases to provide services to the Company or a Subsidiary before a stated time. Unlike holders of Options and SARs, a holder of Restricted Stock has the rights of a stockholder of the Company to vote and to receive payment of dividends on the Restricted Stock, unless the Option Plan Committee specifies to the contrary in the restricted stock agreement setting forth the terms on which the Restricted Stock is granted.

   Special Bonus Awards. The Company may grant in connection with any NSO or grant of Restricted Stock a special cash bonus in an amount not to exceed the lesser of (i) the combined federal, state and local income tax liability incurred by the optionee as a consequence of the acquisition of stock pursuant to the exercise of the NSO or the grant or vesting of the Restricted Stock, and the related special bonus, or (ii) 30% of the imputed income realized by the optionee on account of such exercise or vesting, and the related special bonus. A grant may also provide that the Company will lend an optionee an amount not more than the amount described in the preceding sentence, less the amount of any special cash bonus.

   Forfeiture for Dishonesty. If the Board of Directors determines that an optionee has engaged in fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his employment that damaged the Company or has disclosed trade secrets or other proprietary information of the Company,
(a) the optionee shall forfeit all unexercised Options and all exercised Options under which the Company has not yet delivered certificates, and (b) the Company shall have the right to repurchase all or any part of the shares of Common Stock acquired by the optionee upon the earlier exercise of any Option, at a price equal to the amount paid to the Company upon exercise, together with interest as determined pursuant to the terms of the Stock Incentive Plan. The decision of the Board of Directors as to the cause of an optionee's discharge and the damage done to the Company is final, binding and conclusive.

   Noncompetition Restrictions. Every Participant is required to enter into a noncompetition agreement with the Company. The noncompetition agreement provides generally that, for a period of two years following termination of employment with the Company, an employee cannot work in the records management industry at a competitor located within 50 miles of the Iron Mountain facility where the employee worked. All option agreements currently provide that Options may not be exercised if at the time of exercise the optionee is in violation of the noncompetition agreement (the Option Plan Committee may, in its discretion and without stockholder approval, waive this restriction or elect not to include it in future option agreements). The Option Plan Committee may also, and presently does, provide in any stock option agreement that if an optionee accepts employment with a competitor within two years after the date of exercise of all or any portion of an Option, the optionee shall pay to the Company an amount equal to the excess of the fair market value of the shares as to which the Option was exercised on that date, over the price paid for such shares. The Option Plan Committee may, in its discretion and without stockholder approval, release the optionee from this repayment requirement if the Option Plan Committee determines that the optionee's acceptance of employment with a competitor is not adverse to the interests of the Company.

   The following description of the federal income tax consequences of Options and Other Rights is general and does not purport to be complete.

   Tax Treatment of Options. An optionee realizes no taxable income when an NSO is granted. Instead, the difference between the fair market value of the Common Stock subject to the NSO and the exercise price paid is taxed as ordinary compensation income when the NSO is exercised. The difference is measured and taxed as of the date of exercise, if the stock is not subject to a "substantial risk of forfeiture," or as of the date or dates on which the risk terminates in other cases. An optionee may elect to be taxed on the difference between the exercise price and the fair market value of the Common Stock on the date of exercise, even though some or all of the Common Stock acquired is subject to a substantial risk of forfeiture. Gain on the subsequent sale of the Common Stock is taxed as capital gain. The Company receives no tax deduction on the grant of a NSO, but is entitled to a tax deduction when the optionee recognizes taxable income on or after exercise of the NSO, in the same amount as the income recognized by the optionee.

   Generally, an optionee incurs no federal income tax liability on either the grant or the exercise of an ISO, although an optionee will generally have taxable income for alternative minimum tax purposes at the time of exercise equal to the excess of the fair market value of the stock acquired over the exercise price. If the shares of Common Stock are held for at least one year after the date of exercise of the related ISO and at least two years after its date of grant, any gain realized on subsequent sale of the stock will be taxed as long-term capital gain. If the stock is disposed of within a shorter period of time, the optionee will be taxed as if the optionee had then received ordinary compensation income in an amount equal to the difference between the fair market value of the stock on the date of exercise of the ISO and its fair market value on its date of grant. The Company receives no tax deduction on the grant or exercise of an ISO, but is entitled to a tax deduction if the optionee recognizes taxable income on account of a premature disposition of ISO stock, in the same amount and at the same time as the optionee's recognition of income.

   Tax Treatment of SARs. A recipient incurs no imputed income upon the grant of an SAR, but upon its exercise realizes ordinary compensation income in an amount equal to the cash or cash equivalent that he received at that time. If the recipient receives shares of Common Stock upon exercise of the SAR, the recipient incurs imputed income measured by the difference between the base amount set forth in the SAR agreement and the fair market value of the Common Stock at the exercise date (or, if at the exercise date the stock is subject to a substantial risk of forfeiture, at the date or dates on which the risk expires).

   Tax Treatment of Restricted Stock. A person who receives a grant of Restricted Stock generally will not recognize taxable income at the time the award is received, but will recognize ordinary compensation income when restrictions constituting a substantial risk of forfeiture lapse. The amount of imputed income will be equal to the excess of the aggregate fair market value, as of the date the restrictions lapse, over the amount (if any) paid by the holder for the Restricted Stock. Alternatively, a recipient of Restricted Stock may elect to be taxed on the excess of the fair market value of the Restricted Stock at the time of grant over the amount (if any) paid by the recipient for the Restricted Stock, notwithstanding the restrictions on the stock. All such taxable amounts are deductible by the Company at the time and in the amount of the ordinary compensation income recognized by the recipient of the Restricted Stock.

   Parachute Payments. Under certain circumstances, an accelerated vesting or the cash out of Options or Other Rights in connection with a Change of Control (as defined below) of the Company might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of
Section 280G of the Code. To the extent it is so considered, a Participant may be subject to a 20% excise tax and the Company may be denied an income tax deduction.

   Effect of Certain Corporate Transactions. If the Company merges or consolidates with one or more corporations (whether or not the Company is the surviving corporation) while unexercised Options or SARs remain outstanding under the Stock Incentive Plan, or if the Company is liquidated or sells or otherwise disposes of substantially all of its assets to another entity, or upon a Change of Control (any of these events is hereafter referred to as a "Transaction"), then, except as otherwise specifically provided to the contrary in any applicable agreement, the Option Plan Committee, in its discretion, may amend the terms of all outstanding Options and SARs so that either: (i) the optionees shall be given an opportunity to exercise all outstanding Options and SARs according to their terms during the period of 20 days ending on the day preceding the effective date of the Transaction, and any Options and SARs that are still outstanding and unexercised as of the effective date of the Transaction shall be cancelled; (ii) after the effective date of the Transaction, each optionee shall be entitled, upon exercise of an Option or SAR, to receive in lieu of shares of Common Stock the number and class of shares of such stock or other securities to which such person would have been entitled pursuant to the terms of the Transaction as the holder of record of the number of shares of Common Stock as to which the Option or SAR is being exercised, or shall be entitled to receive from the successor entity a new stock option or stock appreciation right of comparable value; or (iii) all outstanding Options and SARs shall be cancelled as of the effective date of the Transaction and the optionee shall receive cash or other consideration with a value equal to the value of the shares the optionee would have received had the Option then been exercised (to the extent exercisable). If the Option Plan Committee adopts the course of action described in clause (i) of the preceding sentence, it may, in its sole discretion, accelerate the vesting of an Option or SAR that is not immediately exercisable.

   A "Change of Control" shall be deemed to have occurred if any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) becomes the beneficial owner of 50% or more of the outstanding Common Stock, and within the period of 24 consecutive months immediately thereafter, individuals other than (i) individuals who at the beginning of such period constitute the entire Board of Directors or (ii) individuals whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period, become a majority of the Board of Directors.

   On April 14, 1997, the Board of Directors adopted an amendment to the Stock Incentive Plan that provides that, in the event of certain mergers or consolidations, the vesting of Options and SARs will accelerate and the Options and SARs will remain fully exercisable following the transaction. Additional information about the amendment, which is subject to approval by the stockholders, appears under the discussion of Item 4 below.

   Amendments to Stock Incentive Plan. The Board of Directors may modify, revise or terminate the Stock Incentive Plan at any time and from time to time, except that approval of the stockholders of the Company is required with respect to any amendment that changes the aggregate number of Reserved Shares that may be issued under Options or granted pursuant to the Stock Incentive Plan, changes the class of employees or other persons eligible to receive Options or Other Rights, reduces the exercise price of any ISO, extends the latest date on which an ISO can be exercised, increases materially the benefits accruing to any person under the Stock Incentive Plan, or makes any other change that requires stockholder approval under applicable law.

Required Vote

   The affirmative vote of holders of a majority of the shares cast at the Annual Meeting is required to approve the amendment of the Stock Incentive Plan to increase the number of shares of Common Stock issuable thereunder to 1,400,000.

   The Board of Directors recommends that the stockholders vote FOR the approval of the amendment to the Stock Incentive Plan.

                                    ITEM 4
               AMENDMENT OF THE COMPANY'S STOCK INCENTIVE PLAN
              TO PROVIDE FOR ACCELERATED VESTING AND CONVERSION
                 OF OPTIONS AND SARs IN CERTAIN CIRCUMSTANCES

Proposed Amendment

   Section 11 of the Stock Incentive Plan now provides in part that in the event of a merger or consolidation between the Company and one or more other corporations (whether or not the Company is the surviving corporation) the Option Plan Committee has the discretion to amend the terms of outstanding Options and SARs. The Option

Plan Committee's discretionary authority includes the power to convert the Option or SAR, to cancel the Option or SAR after affording holders an opportunity to exercise, including by eliminating any vesting restrictions, or to cash-out an outstanding Option or SAR. (A more detailed discussion of the Option Plan Committee's existing authority appears in the discussion entitled "Stock Option Information--Effect of Certain Corporate Transactions" in Item 3 above.)

   The Board of Directors has unanimously approved, and unanimously recommends that the stockholders of the Company approve, a proposal to amend
Section 11 of the Stock Incentive Plan by adding a new paragraph thereto that automatically accelerates the vesting of Options and SARs and provides for a conversion of the Options and SARs in certain circumstances. The text of
Section 11 of the Stock Incentive Plan as proposed to be amended by the addition of a new fifth paragraph is attached to this proxy statement as Exhibit A.

   The proposed amendment provides that the vesting of Options and SARs will automatically accelerate and the Options and SARs will fully convert if (1) the Company or any wholly owned subsidiary of the Company is a party to a merger or consolidation (whether or not the Company is the surviving corporation) in any transaction or series of related transactions and (2) after the merger or consolidation (a) individuals who immediately prior to the merger or consolidation served as members of the Board of Directors no longer constitute a majority of the Board of Directors or the board of directors of the surviving corporation and (b) the voting securities of the Company outstanding immediately prior to the merger or consolidation do not represent (either by remaining outstanding or upon conversion into securities of the surviving corporation) more than 50% of the voting power of the securities of the Company or the surviving corporation. As a result, any vesting restrictions on the exercise of Options or SARs will be cancelled as of the date of the merger or consolidation and each holder of Options and SARs will be entitled to receive upon exercise of his or her Options and SARs the number and class of shares of stock or other securities and any other consideration of the surviving or resulting corporation that the optionee would have been entitled to receive pursuant to the merger or consolidation had the optionee held the shares of Common Stock subject to the Option.

Reasons for the Proposed Amendment

   If the discretionary authority of the Option Plan Committee is not eliminated, the Company's ability to elect to adopt certain accounting methods in certain mergers or consolidations would be curtailed, restricting the Company to methods that could be adverse to the interests of the Company and its stockholders. The Company is not presently engaged in or contemplating any such transaction.

Required Vote

   The affirmative vote of holders of a majority of the shares cast at the Annual Meeting is required to approve the amendment of the Stock Incentive Plan to provide for accelerated vesting of options and other rights in the event of certain mergers or consolidations.

   The Board of Directors recommends that the stockholders vote FOR the approval of the amendment to the Stock Incentive Plan.

                                    ITEM 5
         RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

   Subject to ratification by the stockholders, the Board of Directors has selected the firm of Arthur Andersen LLP as the Company's independent public accountants for the current year. Arthur Andersen LLP has served as the Company's independent public accountants since 1988.

   Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

   If the stockholders do not ratify the selection of Arthur Andersen LLP as the Company's independent public accountants, the selection of accountants will be reconsidered by the Board of Directors.

Required Vote

   The affirmative vote of holders of a majority of the shares cast at the Annual Meeting is required to ratify the selection of Arthur Andersen LLP.

   The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Arthur Andersen LLP to serve as the Company's independent public accountants for the current fiscal year.

                            ADDITIONAL INFORMATION

Other Matters

   The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

Section 16(a) of Beneficial Ownership Reporting Compliance

   Section 16(a) of the Exchange Act requires the Company's officers and Directors, and persons who own more than ten per cent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC"). Such officers, Directors and ten per cent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms received by it, or written representation from certain reporting persons that they were not required to file a Form 5, the Company believes that, during the fiscal year ended December 31, 1996, its officers, Directors and ten per cent stockholders complied with all Section 16(a) filing requirements applicable to such persons, except that David S. Wendell, Kenneth F. Radtke, Jr. and Jean A. Bua, all officers of the Company, filed their initial statements of beneficial ownership on Form 3 late.

Proposals of Stockholders

   The Company expects to hold its 1998 Annual Meeting on May 29, 1998. A stockholder who intends to present a proposal at the 1998 Annual Meeting of Stockholders for inclusion in the Company's 1998 proxy statement and proxy card relating to that meeting must submit the proposal by January 29, 1998. In order for the proposal to be included in the proxy statement, the stockholder submitting the proposal must meet certain eligibility standards and comply with certain procedures established by the SEC, and the proposal must comply with the requirements as to form and substance established by applicable laws and regulations. The proposal must be mailed to the Company's principal executive office, at the address stated herein, and should be directed to the attention of the Chief Financial Officer.

                                     By Order of the Board of Directors

                                     Jas. Murray Howe, Secretary

April 30, 1997

                                                                     EXHIBIT A

                      PROPOSED TEXT OF SECTION 11 OF THE
             IRON MOUNTAIN INCORPORATED 1995 STOCK INCENTIVE PLAN

   "11. CHANGES IN CAPITAL STRUCTURE

   "In the event that the outstanding shares of Common Stock are hereafter changed for a different number or kind of shares or other securities of the Company, by reason of a reorganization, recapitalization, exchange of shares, stock split, combination of shares or dividend payable in shares or other securities, a corresponding adjustment shall be made by the Committee in the number and kind of shares or other securities covered by outstanding Options and Other Rights, and for which Options or Other Rights may be granted under the Plan. Any such adjustment in outstanding Options or Other Rights shall be made without change in the total price applicable to the unexercised portion of the Option, but the price per share specified in each Stock Option Agreement or agreement as to Other Rights shall be correspondingly adjusted; provided, however, that no adjustment shall be made with respect to an ISO that would constitute a modification as defined in Section 424 of the Code. Any such adjustment made by the Committee shall be conclusive and binding upon all affected persons, including the Company and all Optionees.

   "If while unexercised Options or SARs remain outstanding under the Plan the Company merges or consolidates with a wholly-owned subsidiary for the purpose of reincorporating itself under the laws of another jurisdiction, the Optionees will be entitled to acquire shares of Common Stock of the reincorporated Company upon the same terms and conditions as were in effect immediately prior to such reincorporation (unless such reincorporation involves a change in the number of shares or the capitalization of the Company, in which case proportional adjustments shall be made as provided above) and the Plan, unless otherwise rescinded by the Board, will remain the Plan of the reincorporated Company.

   "Except as otherwise provided in the preceding paragraph, if while unexercised Options or SARs remain outstanding under the Plan the Company merges or consolidates with one or more corporations (whether or not the Company is the surviving corporation), or is liquidated or sells or otherwise disposes of substantially all of its assets to another entity, or upon a Change of Control (as defined herein), then, except as otherwise specifically provided to the contrary in an Optionee's Stock Option Agreement, SAR Agreement or Restricted Stock Agreement, the Committee, in its discretion, shall amend the terms of all outstanding Options and SARs so that either:

"(i) after the effective date of such merger, consolidation, sale or Change of Control, as the case may be, each Optionee shall be entitled, upon exercise of an Option or SAR, to receive in lieu of shares of Common Stock the number and class of shares of such stock or other securities to which he would have been entitled pursuant to the terms of the merger, consolidation, sale or Change of Control if he had been the holder of record of the number of shares of Common Stock as to which the Option or SAR is being exercised, or shall be entitled to receive from the successor entity a new stock option or stock appreciation right of comparable value; or

"(ii) all outstanding Options and SARs shall be cancelled as of the effective date of any such merger, consolidation, liquidation, sale or Change of Control, provided that each Optionee shall have the right to exercise his Option or SAR according to its terms during the period of twenty (20) days ending on the day preceding the effective date of such merger, consolidation, liquidation, sale or Change of Control; and in addition to the foregoing, the Committee may in its discretion amend the terms of an Option or SAR by cancelling some or all of the restrictions on its exercise, to permit its exercise pursuant to this paragraph (ii) to a greater extent than that permitted on its existing terms; or

"(iii) all outstanding Options and SARs shall be cancelled as of the effective date of any such merger, consolidation, liquidation, sale or Change of Control in exchange for consideration in cash or in kind, which consideration in both cases shall be equal in value to the value of those shares of stock or other securities the Optionee would have received had the Option been exercised (to the extent then exercisable) and no disposition of the shares acquired upon such exercise had been made prior to such merger, consolidation, liquidation, sale or Change in Control, less the option price therefor. Upon receipt of such consideration by the Optionee, his or her Option shall immediately terminate and be of no further force and effect. The value of the stock or other securities the Optionee would have received if the Option had been exercised shall be determined in good faith by the Committee, and in the case of shares of the Common Stock of the Company, in accordance with the provisions of Section 5(b).

   "A 'Change of Control' of the Company shall be deemed to have occurred if any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) other than a trust related to an employee benefit plan maintained by the Company becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of fifty percent (50%) or more of the Company's outstanding Common Stock, and within the period of twenty-four (24) consecutive months immediately thereafter, individuals other than (a) individuals who at the beginning of such period constitute the entire Board of Directors or (b) individuals whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, become a majority of the Board of Directors.


   "Notwithstanding any provision of this Section 11 to the contrary, if while unexercised Options or SARs remain outstanding under the Plan the Company or a wholly owned subsidiary of the Company merges or consolidates with one or more corporations (whether or not the Company is the surviving corporation) in any transaction or series of related transactions and there is a Limited Change of Control (as defined herein), then the terms of all outstanding Options and SARs shall be amended so that any vesting restrictions on the exercise of the Option or SAR shall be cancelled as of the effective date of the merger or consolidation and, if the Company is not the surviving corporation, after the effective date of such merger or consolidation each Optionee shall be entitled, upon exercise of an Option or SAR, to receive in lieu of shares of Common Stock the number and class of shares of such stock or other securities and such other consideration to which he would have been entitled as a result of the terms of the merger or consolidation if he had been the holder of record of the number of shares of Common Stock as to which the Option or SAR is being exercised. A 'Limited Change of Control' shall be deemed to have occurred if (i) following the merger or consolidation individuals serving as members of the Board immediately prior to the merger or consolidation no longer constitute a majority of the individuals serving as members of the Board (or the board of directors of the surviving corporation) and (ii) the voting securities of the Company outstanding immediately prior to the merger or consolidation do not represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the voting power of the securities of the Company or the surviving entity outstanding immediately after the merger or consolidation.


   "Except as expressly provided to the contrary in this Section 11, the issuance by the Company of shares of stock of any class for cash or property or for services, either upon direct sale or upon the exercise of rights or warrants, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect the number, class or price of shares of Common Stock then subject to outstanding Options or SARs."

[IRON MOUNTAIN letterhead]
[America's Largest Records Management Company letterhead]

                                                                  April 30, 1997

Dear Stockholder:

     It is a pleasure to invite you to the Company's 1997 Annual Meeting in Boston, Massachusetts on Thursday, May 29, 1997, at 10:00 a.m., local time, at the offices of Sullivan & Worcester LLP, 23rd Floor, One Post Office Square, Boston, Massachusetts.

     The Annual Report to Stockholders, Notice of Meeting, proxy statement and form of proxy are included herein. The matters listed in the Notice of Meeting are described in detail in the proxy statement.

     The vote of every stockholder is important. Mailing your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

     Please sign, date and promptly mail your proxy. Your cooperation will be greatly appreciated.

     Your Board of Directors and management look forward to greeting those stockholders who are able to attend.


                                                  Sincerely,


                                                  C. RICHARD REESE
                                                  Chairman of the Board and
                                                    Chief Executive Officer



                                  DETACH HERE                              IRN 4


[X] Please mark
    votes as in
    this example.

1. Election of the following Directors:
   C. Richard Reese and Arthur D. Little

   FOR                  WITHHELD
   [ ]                    [ ]


[ ] ______________________________________
    For all nominees except as noted above


                                                   FOR     AGAINST     ABSTAIN
2. Proposal to increase the number of              [ ]       [ ]         [ ]
   authorized shares of Common Stock
   from 13,000,000 to 20,000,000.

3. Proposal to increase the number of              [ ]       [ ]         [ ]
   shares of Common Stock authorized
   for issuance under the Company's
   Stock Incentive Plan from 1,000,000 to
   1,400,000.

4. Proposal to amend the Company's                 [ ]       [ ]          [ ]
   Stock Incentive Plan to permit
   accelerated vesting and conversion of
   options in certain circumstances.

5.  Ratification of the selection by the           [ ]       [ ]          [ ]
    Board of Directors of Arthur Andersen
    LLP as independent auditors for 1997.

6. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


MARK HERE IF COMMENTS OR ADDRESS CHANGE HAVE       [ ]
BEEN NOTED ON THE REVERSE SIDE OF THIS CARD


Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer or if a partnership, please sign in partnership name by an authorized person.


Signature: ______________ Date: _______ Signature: ______________ Date: _______

                                  DETACH HERE                              IRN 2


                           IRON MOUNTAIN INCORPORATED
                              745 ATLANTIC AVENUE
                          BOSTON, MASSACHUSETTS 02111

PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints C. RICHARD REESE, DAVID S. WENDELL and EUGENE B. DOGGETT, and each of them, as proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes a majority of them, or any one if only one be present, to represent and to vote, as designated on the reverse side hereof, all the Common Stock, $.01 par value per share, of Iron Mountain Incorporated held of record by the undersigned or with respect to which the undersigned is entitled to vote or act at the Annual Meeting of Stockholders to be held on May 29, 1997 or any adjournment or postponement thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3, 4 and 5.

     Address Change/Comments: __________________________________________________

________________________________________________________________________________

________________________________________________________________________________

                                                                    ------------
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
                                                                        SIDE
                                                                    ------------